Exhibit 4.11

                                    AGREEMENT

         THIS AGREEMENT ("Agreement") is made and entered into as of the 29th day of October 2003, by and between RETURN ON INVESTMENT CORPORATION, a corporation organized and existing under the laws of the state of Delaware ("ROI"), whose address is 1825 Barrett Lakes Boulevard, Suite 260, Kennesaw, Georgia 30144, CHARLES A. McROBERTS, an individual resident of Georgia ("C. McRoberts"), whose address is 7405 Princeton Trace, Atlanta, GA 30328, JOHN W. McROBERTS, an individual resident of Alabama ("J. McRoberts"), whose address is 4109 Old Leeds Lane, Birmingham, AL 35213, and CHARLES PECCHIO, JR., an individual resident of Georgia ("Pecchio"), whose address is 15 Reynolds Lane, Kingston, GA 30145, (C. McRoberts, J. McRoberts, and Pecchio collectively referred to as the "Shareholders" and individually referred to as a "Shareholder").

                              W I T N E S S E T H:
                              --------------------

         WHEREAS, ROI and the Shareholders have entered into that certain Escrow Agreement dated October 20, 2000 (the "Escrow Agreement"), under the terms of which 3,765,930 shares of ROI common stock, $.01 par value, (the "Escrowed Shares") were held in escrow by SunTrust Bank for the benefit of the Shareholders in the individual amounts set forth next to such Shareholders name on Schedule I; and

         WHEREAS, the parties agree that the escrow shall be terminated and in consideration for such termination a portion of the Escrowed Shares shall be released to the Shareholders, a portion shall be returned to ROI, and Pecchio shall receive certain additional shares to be held in escrow by ROI, in each case subject to and in accordance with the terms, provisions, conditions and limitations set forth in this Agreement.

         NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto do hereby mutually covenant and agree as follows:

         1. Release of Shares. Upon execution of this Agreement and delivery to ROI of an executed stock power by each of the Shareholders, ROI will deliver the Escrowed Shares and the stock powers to its transfer agent along with instructions to issue and deliver to the Shareholders the following stock certificates: 309,383 shares to C. McRoberts, 187,486 shares to J. McRoberts, and 253,131 shares to Pecchio (collectively the "Released Shares").

         2. Return of Shares to ROI. Upon execution of this Agreement and delivery to ROI of an executed stock power by each of the Shareholders, the following shares shall be released from escrow and returned to the treasury of
ROI: 1,244,102 shares from C. McRoberts, 753,926 shares from J. McRoberts, and 849,148 shares from Pecchio (collectively the "Returned Shares").

         3. Pecchio Right to Receive Additional Shares. The remaining 168,754 shares of ROI common stock (the "Additional Pecchio Shares") to be held in escrow by ROI (the "Pecchio Escrow") are subject to release as follows:

         (a) At the end of any rolling period of ninety days in which the closing bid price of ROI's common stock does not drop below $4.00 for any consecutive five (5) trading days (such price to be adjusted for any stock splits or other recapitalization transactions following the date hereof), ROI shall release 84,377 shares of ROI common stock to Pecchio, subject to Section 5 of this Agreement; and/or

         (b) Immediately prior to the acquisition of ROI by another entity or if ROI's common stock has an average trading price in excess of $5.00 for any rolling thirty (30) calendar day period (such price to be adjusted for any stock splits or other recapitalization transactions following the date hereof), ROI shall, taking into account whether shares have been issued pursuant to subparagraph (a) above, release all remaining Additional Pecchio Shares to Pecchio, subject to Section 5 of this Agreement.

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         Shares  remaining in the Pecchio Escrow,  if any, three (3) years after the date of this Agreement shall be returned to ROI. Pecchio shall enjoy all of the rights and privileges related to the shares in the Pecchio Escrow unless and until any of such shares are returned to ROI as described herein, including, but not limited to, any and all voting rights and dividends, provided, however, that any such shares that have not yet been released to Pecchio and any rights or privileges associated therewith may not be sold, transferred, or pledged.

         4. Termination of Escrow Agreement. Upon issuance of the Released Shares, the Escrow Agreement shall be terminated and be of no further force and effect.

         5. Legend on Shares; Piggyback Registration. Each certificate for shares of ROI common stock issued hereunder, unless at the time of issuance such shares are registered under the Securities Act of 1933, as amended (the "Securities Act"), shall bear the following legend (and any additional legend required by any national securities exchanges upon which such shares may, at the time of such issuance, be listed or under applicable securities laws):

         The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or the securities laws of any state. They may not be sold, transferred, assigned, pledged, hypothecated, encumbered, or otherwise disposed of in the absence of registration under said Act and all other applicable securities laws, unless an exemption from registration is available.

The Shareholders shall have unlimited piggyback registration rights for any shares of ROI common stock issued hereunder. If ROI at any time proposes for any reason to register any of its securities under the Securities Act (other than a registration on Form S-8 or S-4 or on Form SB-2 solely for purposes of the issuance of shares through an employee benefit plan), it shall each such time promptly give written notice to the Shareholders of its intention to do so, and upon the written request, given within thirty (30) days after receipt of any such notice, of any of the Shareholders to register any shares of ROI common stock held by any of them, ROI shall cause all such shares to be registered under the Securities Act, all to the extent requisite to permit the sale or other disposition by any of the Shareholders of the shares respectively held by them so registered. ROI, at its sole expense, shall take all actions required and prepare and file any and all documents required under the Act or any other securities or "blue sky" laws of any jurisdictions reasonably requested by the Shareholders or by the Securities and Exchange Commission or any other regulatory agency. Notwithstanding the foregoing, such piggyback rights shall not apply at any time that a Shareholder may dispose of all of the shares of ROI common stock issued hereunder pursuant to Rule 144 in one three month period.

         6. Representations and Warranties of the Shareholders. Each of the Shareholders, respectively, represents and warrants to ROI that the following representations and warranties are true and correct in all material respects as they relate to such Shareholder as of the date hereof:

         (a) Authority. The Shareholder has the requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. There are no actions or proceedings pending or, to Shareholder's knowledge, threatened, involving the Shareholder which might reasonably be expected to materially and adversely affect the validity of this Agreement or the transfer of the Escrowed Shares hereunder.

         (b) Right to Escrowed Shares. The Shareholder has the sole right to receive his respective Escrowed Shares as set forth on Schedule I hereto free and clear of all liens, charges, claims and encumbrances. There are no restrictions on the transfer of the Escrowed Shares, except as set forth in the Escrow Agreement.

         (c) No Conflict. Neither the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby will constitute or result in a default or violation of any indentures, leases, instruments, judgments, agreements, decrees or orders of any court, or to Shareholder's knowledge, any law, ordinances, requirements or regulations which might reasonably be expected to materially and adversely affect the validity of this Agreement, except as set forth in the Escrow Agreement.

         7. Representations and Warranties of ROI. ROI represents and warrants to the Shareholders that the following representations and warranties are true and correct in all material respects as of the date hereof:

         (a) Authority. This Agreement has been duly executed and delivered by ROI and constitutes the legal, valid and binding obligations of ROI enforceable against ROI in accordance with its terms. There are no actions or proceedings

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

pending or, to ROI's knowledge, threatened, involving ROI which might reasonably be expected to materially and adversely affect the validity of this Agreement or the transfer of the Released Shares hereunder.

         (b) No Conflict. Neither the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby will constitute or result in a default or violation of any indentures, leases, instruments, judgments, agreements, decrees or orders of any court, or to ROI's knowledge, any law, ordinances, requirements or regulations which might reasonably be expected to materially and adversely affect the validity of this Agreement, except as set forth in the Escrow Agreement.

         8. Further Action. At any time and from time to time, the parties to this Agreement agree, at their expense, to take such actions and to execute and deliver such documents as may be reasonably necessary to effectuate the purposes of this Agreement.

         9. Notices. Any notice, request or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given if sent by registered or certified mail, return receipt requested, postage prepaid, to the parties at their respective addresses set forth above, or to such other addresses as may be furnished in writing from time to time by any party hereto to the other parties.

         10. Assignment. Except as permitted herein, none of the parties to this Agreement may assign its respective rights and obligations hereunder without the prior written consent of the other parties hereto.

         11. Release. The Shareholders each confirm and agree that upon their receipt of the Release Shares, the Escrow Agreement shall be terminated and the Shareholders shall have no further right to receive shares of common stock from ROI except as otherwise provided for herein in the case of Pecchio. Further, as a condition precedent to ROI's obligations under this Agreement, the Shareholders, for themselves, their successors and assigns, agents and employees, do hereby, now and forever, fully and finally, GENERALLY RELEASE, acquit and discharge ROI, including without limitation, its past or present successors, assigns, representatives, employees, officers, directors, agents, attorneys, affiliates, parent and subsidiary corporations, shareholders, insurers, divisions, and, additionally as to any of such individuals, his or her heirs, executors and administrators (collectively referred to hereinafter as "Releasees"), from any and all claims, responsibility, covenants, suits, judgments, demands, indebtedness, promises, agreements, actions, causes of action, obligations, damages, costs, expenses, compensation or liabilities of any type or nature whatsoever which the Shareholders now have, might have, or might claim to have, against any of the Releasees at this time, whether or not known, suspected, developed or undeveloped, anticipated or unanticipated, in law or in equity, which arise under, arise out of, relate to, or are connected with any claim to stock or equity in ROI.

         12. Terminology and Section Headings. All personal pronouns in this Agreement, whether used in the masculine, feminine or neuter gender shall include all other genders; the singular shall include the plural and the plural shall include the singular. Titles of Paragraphs are for convenience only, and neither limit nor amplify the provisions of this Agreement.

         13. Binding Effect. Subject to the restrictions on assignments set forth in this Agreement, this Agreement and the rights of the parties hereunder shall inure to the benefit of and be binding upon the parties and their respective legal representatives, successors and assigns. Whenever in this Agreement a reference is made to one of the parties, such reference shall be deemed to include a reference to the legal representatives, heirs, successors and assigns of such party.

         14. Severability. This Agreement shall be governed by and construed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations. If any provision of this Agreement, or the application thereof to any person or circumstance, shall, for any reason and to any extent, be invalid or unenforceable, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby, but rather shall be enforced to the greatest extent permitted by law.

         15. Interpretation. In construing the terms and provisions of this Agreement, it is understood and agreed that no court or other interpretive body shall apply a presumption that the terms of this Agreement shall be more strictly or particularly construed against one party hereto by reason of the fact that said party, either directly or through its agents, prepared this Agreement, it being understood and agreed that all parties, either directly or through their agents, have fully participated in the preparation hereof.

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         16. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia.

         17. Entire Agreement. Except as specifically provided in this Agreement to the contrary, this Agreement constitutes the entire agreement between the parties hereto regarding the subject matter hereof, and no modification hereof shall be effective unless made a supplemental agreement in writing executed by each of the parties affected by such modification.

         18. Taxes and Expenses. The parties will be responsible for their respective costs and expenses of all attorneys, accountants, and advisors retained by or representing them in connection with this transaction. Shareholders shall pay all sales, documentary, stamp and other transfer taxes, if any, payable as a result of the sale and transfer of the Escrowed Shares, or payable as the result of any other action contemplated by this Agreement.

         19. Separate Counsel and Tax Advice. By signing this Agreement, the parties hereto acknowledge that they have had the opportunity to obtain separate counsel and tax advice regarding the Agreement, the Released Shares and the Returned Shares, and that they have read and understand this Agreement.

                            [Signature Page Follows]



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         IN WITNESS  WHEREOF,  the parties hereto have caused this instrument to be executed in multiple counterparts, each of which shall be deemed an original, with their respective seals affixed thereto all as of the date and year first above written.

RETURN ON INVESTMENT CORPORATION                 SHAREHOLDERS:


By: /s/ Arol R. Wolford                          /s/ CHARLES A. McROBERTS (SEAL)
   -----------------------------                 ------------------------------
   Its: President & Chief Executive Officer      CHARLES A. McROBERTS

         [CORPORATE SEAL]

                                                 /s/ JOHN W. McROBERTS    (SEAL)
                                                 ------------------------------
                                                 JOHN W. McROBERTS


                                                 /s/ CHARLES PECCHIO, JR. (SEAL)
                                                 ------------------------------
                                                 CHARLES PECCHIO, JR.




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                                   SCHEDULE I


              Shareholder                             Escrowed Shares
              -----------                             ---------------

              Charles A. McRoberts                      1,553,485

              John W. McRoberts                           941,412

              Charles Pecchio, Jr.                      1,271,033

              Total:                                    3,765,930